Exhibit 99.1
Date:                Oct. 23, 2007
Williams Partners L.P. Raises Cash Distribution to 55 Cents Per Unit
Partnership Also Names New Board Member
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) announced today that the regular quarterly cash distribution its unitholders receive has been increased to 55 cents per unit. This is the partnership’s seventh consecutive distribution increase since its initial distribution in November 2005.
     The new per-unit amount is 22 percent higher than the partnership’s third-quarter 2006 distribution level of 45 cents per unit, and 57 percent higher than the partnership’s initial distribution — paid on a pro rata basis in November 2005. The initial distribution reflected the pro rata share of the partnership’s minimum quarterly distribution of 35 cents and covered the period from the closing of its initial public offering on Aug. 23, 2005, through Sept. 30, 2005.
     The board of directors of the partnership’s general partner has approved the increase in the quarterly cash distribution. The third-quarter distribution is payable on Nov. 14, 2007, to unitholders of record at the close of business on Nov. 7, 2007.
Board Change
     The partnership also announced Rod Sailor, vice president and treasurer for Williams, will succeed Phil Wright on the board of directors for the general partner of Williams Partners. The other board members affiliated with Williams include Steve Malcolm, Don Chappel, and Alan Armstrong.
     The independent directors include H. Michael Krimbill, former president and chief financial officer of the general partner of Energy Transfer Partners, L.P.; Alice Peterson, president of Chicago-based Listen Up Group, LLC, a provider of governance- and ethics-related services; and Bill Parker, a retired executive vice president of Phillips Petroleum Company.
     Wright will continue to lead Williams’ gas pipeline business. In addition, he will serve as a director on the new master limited partnership Williams announced in July. The new MLP was created to own and operate natural gas transportation and storage assets.
Third-quarter Financial Results
     Williams Partners plans to report its third-quarter 2007 financial results before the market opens on Thursday, Nov. 1. Management will discuss the partnership’s results during a live webcast beginning at noon Eastern the same day. Participants are encouraged to access Williams Partners’ webcast at www.williamslp.com.

     A limited number of phone lines also will be available at (877) 856-1962. International callers should dial (719) 325-4762. Callers should dial in at least 10 minutes prior to the start of the discussion. Replay of the third-quarter webcast will be available for two weeks at www.williamslp.com.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico and the San Juan Basin in New Mexico and Colorado. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.